Exhibit 99.1

P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212
TIMBERLAND PROVIDES PRELIMINARY ESTIMATED IMPACT OF PROVISIONAL DUTIES IMPOSED BY EUROPEAN COMMISSION
STRATHAM, NH, March 23, 2006 – The Timberland Company (NYSE: TBL) today provided its preliminary estimated impact from the European Commission’s decision to impose provisional duties on leather upper footwear originating from China and Vietnam and imported into European Member States. These provisional duties are expected to be effective for a six-month period, will begin on April 7, 2006, and will be phased in over a period of five months, beginning at a rate of about 4% and ending at a 19.4% rate for China sourced footwear and at a 16.8% rate for Vietnam sourced footwear. These duties may become definitive on or before October 7, 2006. While Timberland is advancing strategies in response to this action, including potential price increases on footwear products sold in Europe, its preliminary estimate is that the implementation of such duties will likely reduce its 2006 operating profits in the range of $10 million.
Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated “As a premium footwear provider, we do not believe that our footwear is being imported into Europe at below market costs, and we believe that the imposition of percentage duties disproportionately impacts premium branded footwear companies, like Timberland, which have not caused injury to Europe-based footwear manufacturers. While we are disappointed by the decision of the European Commission, we will continue to work with the Commission to put forth our position with a view to finding a constructive solution.”
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™ and

Miôn™ brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to profitably sell certain footwear products in European Member States in light of anti-dumping duties and measures imposed by the European Commission with respect to leather footwear imported from China and Vietnam; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
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